Exhibit 99.1

One Horizon Group CEO Issues Letter to Shareholders

LIMERICK, IRELAND — (Marketwired) – 11/16/16 — One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, Chief Executive Officer, Brian Collins, today issued the following letter to shareholders.

To my fellow Shareholders:

I am writing to you to highlight our recent successes in R&D and commercial trading together with setting out our future strategy. In addition, I would like to provide you with a valuation comparison and to address the recent share price reduction and trend.

The success of Smart Roamer, the world’s only roaming VoIP service that does not charge for data-roaming usage, marks the transformation of our R&D into a revenue-generating product and highlights even further how we have no direct competitors in the optimized cellular VoIP technology space.

Our commercial sales strategy for other operators around the world is to continue to license our software using this proven business-model. In line with this strategy, Zimbabwe, Brazil and Colombia were the next markets to embrace our technology since September and we look forward to announcing more “wins” that I believe will continue to attract new shareholders.

We want to thank our shareholders for the support they have given us to date with capital investments totaling $22 million that has allowed us to deliver on our R&D. I expect their patience to be rewarded as we work towards the goal of bringing our class-leading smartphone technology to emerging markets and beyond.

For 2017, in addition to securing other partnerships with leading carriers globally, we will commence the rollout of our new VoIP solution for Enterprise and government. This VoIP service will protect callers from eavesdropping by incumbent mobile operators, Internet Service Providers and would-be commercial-secrets thieves.

Progress Achieved in 2016

Commercial Launch of the world’s first Free-Data-Roaming solution in the Philippines

In the 2nd quarter of 2016, Smart Communications Inc. in the Philippines launched Smart Roamer. Their service allows all of their 55 million pre-paid subscribers to opt-in for free data roaming while abroad. One Horizon receives a user license fee for each subscriber that signs up for the service. Smart has deployed an aggressive advertising plan to entice users. A sample of their advertising can viewed at https://www.facebook.com/hashtag/smartroamer.

Positioned Aishuo as the Ultimate Roaming Smartphone App

Since mid-2016, Aishuo has experienced a marked increase in downloads to total over 43 million, mostly due to social media engagement about this “new kid on the block” as an alternative VoIP solution to Tencent’s WeChat.

Year to date, Aishuo’s revenues have reached $212k and are modestly growing quarter-over-quarter while our competitors are failing one-by-one due to their ambitious promotion plans to attract potentially lucrative VoIP users.

Aishuo is well positioned in this space and our lower bandwidth means lower data costs to our users; especially considering that the majority of Chinese cellular subscribers still have to pay per Megabyte. Aishuo uses just 1 Megabyte of data for 15 minutes of talking. No one else’s technology is even close and not only is our technology patented; it is highly secured and cannot be copied, even by would-be Chinese competitors.

Aishuo generates millions of downloads per quarter and we are monetizing our subscribers while our competitors offer everything for free. It is the quality of our product on the somewhat poor quality of the Chinese cellular networks that is a true unique-selling-point for us. Subscribers opt to pay for our calls rather than seek a free, low quality call.

Now that we have just expanded our calling network into Hong Kong, it means that the ever-present network quality problems caused by certain firewalls in the region have now been overcome and our voice quality for roaming Chinese tourists, overseas foreign workers and students calling home to China using Aishuo is now significantly higher quality than anything offered by our Chinese-mainland VoIP competitors and is a fraction of the cost of a standard roaming call even when using Skype.

Valuation Comparison

Having listed on Nasdaq on July 2014 and steadily executed our business-plan since then, we have gained worldwide traction for our brand new Voice over IP technology.

Comparable companies with a technology advantage in this sector have become household names. WhatsApp technology allowed users to message at a lower cost than traditional SMS. Viber technology allowed users to call using Wi-Fi at a lower cost than a traditional cellular call. Both of these companies had zero or limited trading revenues while they were developing their technology and their subscriber base.

Our technology-advantage is our ultra-low bandwidth smartphone app that allows users to make low-cost calls while on older cellular networks in emerging markets and in busy metropolitan areas. We created and patented a retro-compatible technology that is beneficial to both mobile operators and subscribers in its delivery of high quality VoIP calls even with the increased mobile network load that the global smartphone ownership explosion is bringing.

One of our primary challenges is valuation based on Price/Earnings really does not yet apply to a technology business like ours. We are steadily building carrier customer base. It is our technology advantage that is our real value and growth driver.

Today, however, our share price continues to fall below $0.30, a sub $10 million market capitalization, on light volume.

In my opinion our share price is not in-line with our progress as a software business or indeed our financial performance, as the first nine months of 2016 has seen revenues increase by 7.7% to $1.26 million compared to the same period in 2015.

In conclusion, we shall continue to deliver our technology and to drive our revenue growth and I firmly believe that this will drive our shareholder value. We look forward to announcing more “wins” in the future that I believe will attract new shareholders.

Thank you for your ongoing support and I look forward to delivering even more value to all shareholders in the coming months.

Sincerely yours,

Brian Collins, CEO

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

This news release is solely intended as informational and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any state or jurisdiction in which such offer, solicitation or sale would be unlawful absent registration under the securities laws of any such state or jurisdiction.

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